Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-69165, 333-81593, 333-37252, 333-42340, 333-47874, 333-58420, 333-58422 and 333-116641 on Form S-8 of our reports dated February 23, 2006, relating to the financial statements of InfoSpace, Inc. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of InfoSpace, Inc. for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Seattle, Washington

February 23, 2006